UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant  ☒       Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
RENT THE RUNWAY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Special
Meeting of Stockholders
Date: June 7, 2023
Time: 9:00 a.m. Eastern Time
Place: www.virtualshareholdermeeting.com/RENT2023SM
Record Date: April 14, 2023
Meeting Agenda:
•	Approve a one-time stock option exchange for eligible participants; and
•	Approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the stock option exchange.
Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on April 14, 2023, are entitled to notice of and to vote at the Special Meeting. A complete list of these stockholders will be available for examination by any stockholder during the 10 days prior to the Special Meeting for a purpose relevant to the meeting by sending an email to investors@renttherunway.com and stating the purpose of the request and providing proof of ownership of Rent the Runway stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Special Meeting may be continued or adjourned from time to time without notice other than by announcement at the Special Meeting.
Your vote is important. Whether or not you plan to attend the Special Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during the Special Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.
Cara Schembri
General Counsel and Secretary
April [ • ], 2023
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on June 7, 2023: The proxy statement is available at www.proxyvote.com.

Proxy Overview
This overview does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
References in this Proxy Statement to (i) “we,” “us,” “our,” “ours,” “RTR,” “Rent the Runway” and the “Company” refer to Rent the Runway, Inc. and its subsidiary and (ii) “stockholders” refers to holders of our Class A common stock and Class B common stock.
This proxy statement will be released on or about April [ • ], 2023 to our stockholders on the Record Date. On the same date, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Meeting Date: June 7, 2023
Record Date: April 14, 2023
Meeting Time: 9:00 am Eastern Time
Virtual Meeting Only: www.virtualshareholdermeeting.com/RENT2023SM
Agenda:
	Proposal	Board Recommendation	Reference Page
Proposal 1	The approval of a one-time stock option exchange for eligible participants	For	8
Proposal 2	The approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the stock option exchange	For	17
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Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding the benefits and costs of our proposed stock option exchange, future performance and results of operations, our business objectives, transition of the Chief Financial Officer role, and our strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; our ability to cost-effectively grow our customer base; any failure to retain customers; risks related to the COVID-19 pandemic and other future pandemics or public health crises; risks related to shipping, logistics and our supply chain; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; failure by us to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties for elements of the payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; and risks related to our Class A capital stock and ownership structure.
Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2022, as will be updated by our Annual Report on Form 10-K for the year ended January 31, 2023, and as may be further updated from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
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Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because the Board of Directors of Rent the Runway is inviting you to vote (by soliciting your proxy) at our Special Meeting of Stockholders on June 7, 2023 at 9:00 a.m., Eastern Time. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Who is entitled to vote at the Special Meeting?
Stockholders as of the close of business on April 14, 2023, the record date, are entitled to attend and vote at the Special Meeting. There were approximately [ • ] shares of Class A common stock and [ • ] shares of Class B common stock outstanding on April 14, 2023 and entitled to vote.
The meeting webcast will begin promptly at 9:00 a.m. Eastern Time, and will be accessible at www.virtualshareholdermeeting.com/RENT2023SM. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.
How many votes per share do I have?
Each share of our Class A common stock has one vote per share and each share of our Class B common stock has twenty votes per share. Our Class A and Class B common stock will vote together as a single class on all matters to be voted upon at the Special Meeting.
How do I vote in advance of the meeting?
If, on April 14, 2023, your Rent the Runway shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Special Meeting electronically.
If, on April 14, 2023, your shares were held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers.
If you choose to vote by proxy, you may do so:
By Internet	You can vote over the internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
By Telephone	You can vote by telephone by calling toll-free 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
By Mail	You can vote by mail by signing, dating, and mailing the proxy card (if you received one by mail) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
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Can I ask questions at the Special Meeting?
In order to ensure stockholders are afforded the same rights and opportunities to participate in the Special Meeting as an in-person meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the matters presented at the meeting. We will not discuss the Company’s business in the Q&A session.
Only stockholders of record as of the record date for the Special Meeting and their proxy holders who have logged in using a 16-digit control number may submit questions or comments.
You will be able to ask questions by joining the virtual Special Meeting at www.virtualshareholdermeeting.com/RENT2023SM and typing your question in the box in the Special Meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Special Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Special Meeting and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Rent the Runway’s management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to the matters presented at the meeting, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will only be addressed in the Q&A portion of the Special Meeting.
What if I need technical assistance accessing or participating in the virtual Special Meeting?
If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Special Meeting log in page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 7, 2023.
What if I lose my 16-digit control number?
If you lose your 16-digit control number, you may join the Special Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet or telephone will end at 11:59 p.m. Eastern Time on June 6, 2023. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Special Meeting on June 7, 2023. You will also be able to vote by attending and voting at the virtual Special Meeting on June 7, 2023. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Special Meeting.
If your Rent the Runway shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Rent the Runway shares are held in an account with a broker or other nominee, and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee may still be able to vote your shares in its discretion. In this regard, brokers and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposal No. 1 (Option Exchange) and Proposal No. 2 are
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considered to be “non-routine” under applicable exchange rules, meaning that your broker may not vote your shares on each of these proposals in the absence of your voting instructions, which would result in a “broker non-vote.” See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or nominee to ensure that your vote will be counted.
What is an “abstention” and how will abstentions be treated?
An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions have no effect on the approval of the stock option exchange proposal or the adjournment proposal.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Special Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Special Meeting on June 7, 2023 by:
•	providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);
•	by submitting written notice of revocation to the Secretary of the Company prior to the Special Meeting; or
•	attending and voting at the virtual Special Meeting.
Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Special Meeting by itself will not revoke your proxy if you do not also vote at the virtual Special Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Special Meeting and voting.
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How many votes are required to approve each proposal?
Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes*
1. Option Exchange	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	No effect
2. Adjournment	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	No effect
*A “broker non-vote” occurs when a beneficial owner of shares held by a broker or nominee does not give voting instructions to his or her broker or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1 and 2, which are both considered “non-routine” matters. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
Who will count the votes?
A representative of Broadridge Financial Services, Inc. will tabulate the votes and act as inspector of election.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, electronically or by proxy, of the holders of a majority in voting power of common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. If a quorum is not present, we will not be able to conduct any business, and the Special Meeting will be adjourned, or rescheduled, by the chairperson of the meeting for a later date.
Abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Special Meeting?
We plan to announce preliminary voting results at the Special Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Special Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, it means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Internet Notices you receive.
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How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called “householding.” This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate set of proxy materials or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate proxy statement, please send an email to investors@renttherunway.com. We will strive to promptly address your request.
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Proposal No. 1
Approval of One-Time Stock Option Exchange
On April 11, 2023, our Board, on the recommendation of our Compensation Committee, authorized a one-time stock option exchange (the “Option Exchange”) for current employees and directors and certain consultants (“eligible participants”) who hold options to purchase our Class A common stock and/or Class B common stock, subject to stockholder approval1. We are now seeking stockholder approval of the Option Exchange. If implemented, the Option Exchange would permit eligible participants to surrender any outstanding stock options for cancellation in exchange for the grant of new restricted stock units (“RSUs”) representing the right to receive shares of our Class A common stock under our Amended and Restated 2021 Incentive Award Plan, as amended from time to time (the “2021 Plan”).
The ratio of the number of outstanding options to be surrendered in exchange for each replacement RSU (the “Exchange Ratio”), as described below under “Exchange Ratio”, will be intended to result in “value for value” exchange, with the accounting fair value of new RSUs received expected to be 90-100% of the fair value of the options surrendered in the Option Exchange, as determined assuming all eligible options are exchanged. The Exchange Ratio, which we anticipate to be in the range of between 1.6 and 2.4 to 1.0, will be established shortly before the conclusion of the Option Exchange based on the weighted average fair value of all stock options (calculated using the Black-Scholes model in compliance with ASC Topic 718). We expect to recognize minimal incremental compensation expense as a result of the Option Exchange over the life of the replacement RSUs.
As of April 10, 2023, we had outstanding stock options held by eligible participants to purchase 4,528,636 shares of Class A common stock with a weighted average exercise price of $7.49 per share. As of April 10, 2023, we had outstanding stock options held by our Chief Executive Officer, Jennifer Y. Hyman, to purchase 3,057,016 shares of Class B common stock with a weighted average exercise price of $6.98 per share.
The Board believes that the Option Exchange is in the best interests of stockholders and the Company, as the Option Exchange program is intended to enhance long-term stockholder value by restoring value to our incentives so the participants are further motivated to deliver the important strategic and operational initiatives of our Company and by reducing dilutive overhang. In particular, replacement RSUs will be unvested on the date of grant, and will be subject to quarterly vesting in ratable installments over a two-year period commencing as of the completion date of the Option Exchange and subject to continued service with the Company through the applicable vesting dates. Based on our estimates as of April 10, 2023, assuming all eligible options were exchanged in the program and assuming a value-for-value ratio of 2.0 to 1, there would be a net reduction in the overhang of our equity awards by approximately 3,792,826 stock options and we would award 3,792,826 RSUs. See additional details below.
Ultimately, the Board believes that the Option Exchange will result in higher levels of employee retention and the Company will be more successful as a result.
[1]
Participation in the Option Exchange will generally be uniform among participants, other than with respect to our Chief Financial Officer, as described under “Option Exchange Under Transition Agreement”.

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Overview
We have significantly evolved our business over the past several years, particularly driving efficiencies in our fulfillment costs and product acquisition capital expenditures, significantly reducing our operating expenses, and improving our gross margins. In addition, in fiscal year 2022, we made improvements across our technology stack, including completing our migration to the cloud, to enable greater scale, enhanced resiliency and faster site speed. The successful transformation in these areas is the result of enormous efforts on the part of our employees, who have remained dedicated throughout these changes and through our September 2022 restructuring. Our team has executed well despite a challenging and volatile macroeconomic environment and we remain focused on driving growth and profitability for the business.
We believe we can drive future growth by investing in and improving the customer experience. Our goal is to make customers’ time spent with Rent the Runway as efficient and delightful as possible and to continue to invest in our customer value proposition. We are focused on three strategic pillars for growth in 2023:
•	Inventory She Wants, When She Wants It: Enhancing the availability of the items on our site and increasing the depth of our buys.
•	Best in Class Product Discovery: Prioritizing search and discovery features and tools to make finding that perfect item a more efficient, engaging and fun experience.
•
Efficient and Easy-to-Use Experience: Providing additional onboarding support for new subscribers and improving the performance of our website, mobile site and mobile application, including increasing site speed and reliability.

We plan to introduce additional features, tools, and enhancements in support of these strategic pillars throughout fiscal year 2023. For example, in March 2023 we changed our subscription programs to offer to customers an additional item per order for the same price.
To execute on our initiatives effectively, we believe that it’s vital to incentivize our employees as we continue to execute on our strategic business initiatives, and we believe that it’s important to reward these employees for their efforts to date.
We have historically viewed equity compensation, particularly the usage of stock options, as an important part of our compensation program. However, as a result of the adverse impact of a challenging financial market on our stock price, as of April 10, 2023 over 97% of outstanding stock options held by our eligible participants had exercise prices above the current market price of our Class A common stock.
In discussing strategies to address our stock options, we were particularly focused on creating a strategy that is compatible with the interests of our stockholders. We have designed the Option Exchange to reduce dilution, restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our service provider and stockholder interests for long-term value creation. Stock option awards that are underwater and/or perceived to be of low value are of limited benefit in motivating and retaining our talent and contribute to greater dilutive overhang. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented personnel and motivate them to drive growth of our company by providing meaningful equity incentives.
We evaluated several alternatives for remaining competitive within our industry and determined that the Option Exchange was the most attractive alternative for the reasons set forth below.
Stockholder approval of the Option Exchange is required under the terms of our 2019 Stock Incentive Plan (as amended from time to time, “2019 Plan”), our 2021 Plan and the Nasdaq listing rules. Although it is not required under the terms of our 2009 Stock Incentive Plan (as amended, the “2009 Plan”), as a matter of good corporate governance we have determined that it is appropriate to also obtain stockholder approval of the Option Exchange with respect to any options outstanding under the 2009 Plan. Stockholder approval of this proposal requires the affirmative vote of a majority of votes cast (excluding abstentions and broker non-votes). If our stockholders do not approve the Option Exchange, eligible options will remain outstanding in accordance with their existing terms.
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If our stockholders approve this proposal, and our Board, Compensation Committee or senior management determine to implement the Option Exchange, the Option Exchange is expected to commence promptly after the Special Meeting. Our Board, Compensation Committee or senior management may, however, in their sole discretion, determine to postpone the actual start date of the Option Exchange to a date within 12 months following the date of the meeting, or determine not to effect the Option Exchange at all.
Summary of Material Terms
The Option Exchange, if approved by our stockholders, would provide for the following:
•
The Option Exchange will be open to all eligible participants who are in service with us as of the commencement of the Option Exchange and who remain in service with us through the last day of the Option Exchange. The executive officers and directors of the Company will be eligible to participate in the Option Exchange.

•
Eligible participants will be permitted to exchange all, some or none of their eligible options under the 2009 Plan, 2019 Plan and/or 2021 Plan for replacement RSUs, provided that individual option grants may not be partially exchanged.

•	All currently outstanding, unexercised stock options under the Company’s 2009 Plan, 2019 Plan and 2021 Plan held by eligible participants will be eligible for the Option Exchange.
•
Replacement RSUs will be issued for eligible options surrendered in the Option Exchange on a “value for value” basis. This means that the accounting fair value of RSUs to be received upon the surrender of outstanding options is expected to be less than or equal to the fair value of the options that may be surrendered in the Option Exchange, as determined assuming all eligible options are exchanged.

•
Replacement RSUs will be unvested on the date of grant, and will be subject to quarterly vesting in ratable installments over a two-year period commencing as of the completion date of the Option Exchange and subject to continued service with the Company through the applicable vesting dates.

•	Other than the terms discussed above, replacement RSUs will have terms and conditions consistent with other RSU awards made pursuant to our 2021 Plan.
While the terms of the Option Exchange are expected to be materially similar to the terms described in this proposal, our Board, Compensation Committee and senior management may, in their sole discretion, change the terms of the Option Exchange to take into account a change in circumstances, as described below, and may determine not to implement the Option Exchange even if stockholder approval of the Option Exchange is obtained.
Rationale for the Option Exchange
Our broad-based equity compensation program is intended to provide us with a competitive advantage, particularly in our efforts to hire and retain top talent.
Due to the significant decline of our stock price since the time of our initial public offering, however, as of April 10, 2023, approximately 97% of our stock options have exercise prices that exceed the current market price of our Class A common stock and over 91% of our stock options had exercise prices at least 100% above the current market price of our Class A common stock. For example, the closing price of our Class A common stock on Nasdaq on April 10, 2023 was $3.05, whereas the weighted average exercise price of all outstanding options held by eligible participants on that date was $7.30 and approximately 91% of those stock options had per-share exercise prices of $5.38 or higher.
Although we continue to believe that equity awards are an important component of our talent’s total incentive benefits and can provide us with a competitive advantage, we also believe that our eligible participants generally perceive these options to have little or no value due to the significant difference between the exercise prices and the current market price of our Class A common stock. In addition, the market for exceptional talent is highly competitive. Moreover, our equity compensation program has historically relied heavily on stock options, particularly prior to our IPO. As a result, our historical equity compensation program is currently dilutive and largely ineffective at providing the incentives that we believe are necessary to motivate and retain our talent.
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The Compensation Committee has retained Compensia as the Compensation Committee’s independent compensation consultant to advise on executive compensation matters. After a series of discussions with Compensia and after consideration of various alternatives, the Compensation Committee recommended to the Board, and the Board subsequently authorized, the Option Exchange program.
Alternatives Considered
When considering how best to continue to provide incentives to and reward employees, consultants and directors who hold options that are underwater and/or perceived as less valuable in light of our current stock price, we considered the following alternatives:
•
Repricing Current Options. To realign equity incentives, we considered repricing the exercise price of certain outstanding underwater options. However, relying on option repricing limits flexibility to offer different types of awards and vesting schedules. In addition, we believe such a program would be less likely to achieve our goals of retention and motivation, as new options could again lose value due to the significant volatility in our stock price, and does not have a favorable impact on our dilutive overhang because no shares would be returned to our stock plan.

•
Grant Additional Equity Awards. We also considered special grants of new RSU awards at the current market price. However, the number of additional RSUs we would need to grant to achieve our goals of retaining and motivating key eligible participants could materially impact the number of shares available for future issuance under our equity plans, substantially increase our overhang and the dilution to our stockholders and may not eliminate the retention, motivation and morale issues associated with the prior awards.

•
Exchange options for cash or other options. We considered implementing a program to exchange options for cash payments and/or other stock options. However, we believe that in addition to reducing our cash balance, an option exchange where options are generally exchanged for cash would not have significant long-term retentive value and would not successfully align our eligible participants’ interests with those of our stockholders. Furthermore, as described above, exchanging outstanding options for new options would be less likely to achieve our goals of retention and incentivization in the event our stock price declined again after the Option Exchange.

The Option Exchange
After considering these alternatives, our Board and Compensation Committee decided to implement a “value for value” exchange of eligible options for RSUs, as described further below under “Exchange Ratio”. We have determined that this Option Exchange program is the most attractive alternative for a number of reasons, including the following:
•
The Option Exchange offers a meaningful incentive. As of April 10, 2023, approximately 97% of stock options held by eligible participants were underwater and approximately 91% had a per-share exercise price equal to or greater than $5.38. We believe that these stock options no longer represent effective incentives to motivate or help retain our personnel. By exchanging these stock options for RSUs subject to extended vesting schedules, we believe that the Option Exchange would aid both motivation and retention of those eligible participants participating in the Option Exchange, while better aligning the interests of such individuals with the interests of our stockholders.

•
We believe that the Option Exchange can help drive retention. Replacement RSUs will have new vesting schedules over the two-year period following the Option Exchange. We believe that these restarted vesting schedules will incentivize participants to remain with the company.

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•
The Option Exchange may reduce dilution and replenish equity plan reserves. Stock options generally have a more dilutive impact than full value awards such as RSUs. We believe that the Option Exchange can help reduce unproductive dilution and also replenish the shares available under our 2021 Plan pursuant to its terms, as the number of option shares surrendered is expected to exceed the number of replacement RSUs awarded in the Option Exchange, allowing us to have the ability to make additional equity award grants in the future if determined appropriate by our Compensation Committee or Board. Based on our current estimates, and assuming that all eligible options were exchanged in the program and a ratio at the midpoint of our anticipated range of 2.0 to 1, there would be:

-
a net reduction in the overhang of our equity awards by approximately 3,792,826 stock options in total. This reduction would consist of approximately 2,264,318 options to purchase shares of Class A common stock and approximately 1,528,508 options to purchase shares of Class B common stock), which would be added to the 2021 Plan share pool in accordance with its share recycling provisions for future grants denominated in Class A common stock.

-	new RSUs covering approximately 3,792,826 shares of Class A common stock would have been issued.
The actual reduction in our overhang that may result from the Option Exchange could vary significantly and is dependent upon a number of factors, including the commencement date of the program, the actual level of participation in the program and the actual Exchange Ratio.
•
The Option Exchange will enable us to redeploy non-cash compensation charges that we are already incurring that have very little motivational impact. Under applicable accounting rules, we are required to recognize compensation expense related to outstanding options, even if those options are never exercised and are not perceived as providing value. We have therefore incurred compensation expense in respect of our current stock option awards, even though those awards no longer have any meaningful retention or incentive effects. By replacing options with RSUs, we believe we will increase both retention and incentive value. In addition, the RSUs are not expected to result in significant additional compensation expense and therefore are not expected to have a material adverse impact on our reported earnings in future periods.

Exchange Ratio
The same Exchange Ratio will be applied to all eligible options. The Exchange Ratio selected by the Compensation Committee will represent an amount that would result, as of the determination time, in the issuance of an amount of RSUs that would have an aggregate fair value equal of 90-100% of the aggregate fair value of all eligible options (assuming all eligible options are exchanged and calculated using a Black-Scholes valuation model). In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as the current price of our Class A common stock, the volatility of the price of our Class A common stock, and the strike price and remaining term of the eligible stock options. The determination time is expected to be shortly before the conclusion of the Option Exchange in order to preserve maximum flexibility in setting the Exchange Ratio and to include more current assumptions for the Black-Scholes model to the extent practicable, but in any event, the Company intends to allow a reasonable amount of time for eligible participants to make a decision whether to participate after the determination of the final Exchange Ratio.
Although the precise Exchange Ratio cannot be determined now, and will depend on factors such as the accounting fair value of options and the fair market value of our common stock at the time of the Option Exchange, we currently expect that the Exchange Ratio will be between 1.6 and 2.4 to 1.0, meaning that for every 1.6 to 2.4 options surrendered, a participant will receive one replacement RSU (with any fractional RSUs rounded down to the nearest whole share).
Summary of Eligible Options
All currently outstanding, unexercised stock options under the Company’s 2009 Plan, 2019 Plan and 2021 Plan held by eligible participants will be eligible for the Option Exchange program.
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As of April 10, 2023, there were 7,585,652 options eligible for the Option Exchange, of which approximately 97% were “underwater” on that date, meaning the exercise price of the option exceeded $3.05, which was the closing trading price of our common stock on that date. The weighted average exercise price of these eligible options is $7.30 and the weighted average remaining life is 6.22 years.
For illustrative purposes, the following table sets forth the number of options eligible for the Option Exchange held by our Named Executive Officers, our executive officers as a group, our non-employee directors, and all eligible participants as a group as of April 10, 2023, as well as the maximum number of RSUs that may be issued to such individuals and groups, as applicable, assuming an exchange ratio at the midpoint of the range of 2.0 to 1.
Stock Options and Potential RSUs1
	Unvested Options	Vested Options	Total Options	Potential RSUs to be issued
Jennifer Y. Hyman	525,326	2,531,690	3,057,016	1,528,508
Anushka Salinas	201,053	592,447	793,500	396,750
Larry Steinberg	113,755	123,645	237,400	118,700
Executive Officers as a Group[2]	1,379,985	4,567,886	5,947,871	2,973,935
Non-Employee Directors as a Group	0	55,167	55,167	27,584
Non-Executive Officer Employees as a Group	534,328	1,038,952	1,573,280	786,640
Advisors	1,000	8,334	9,334	4,667
Total	1,915,313	5,670,339	7,585,652	3,792,826
If all eligible options set forth in the table above were exchanged as part of the Option Exchange at an exchange ratio at the midpoint of the range of 2.0:1, we would issue a total of 3,792,826 RSUs under the 2021 Plan and effect a net reduction in the overhang of our equity awards by approximately 3,792,826 stock options in total (consisting of options to purchase 2,264,318 shares of Class A common stock and options to purchase 1,528,508 shares of Class B common stock).
Details of the Stock Option Exchange
Implementing the Option Exchange
We will not commence the Option Exchange unless our stockholders approve this proposal. Our Board authorized the Option Exchange on April 11, 2023, subject to stockholder approval. If this proposal is approved, the offer to surrender eligible options in exchange for replacement RSUs is expected to commence shortly after the Special Meeting. Our Board, Compensation Committee or senior management may, in their sole discretion, determine to postpone the actual start date of the Option Exchange to a date within 12 months following the date of stockholder approval of this proposal or determine not to effect the Option Exchange at all.
If stockholders approve this proposal, eligible participants will be offered the opportunity to participate in the Option Exchange pursuant to a written offer that will be distributed to all eligible participants (the “Exchange Offer”). Eligible participants will be given at least 20 business days to elect to exchange all, some, or none of their eligible options for replacement RSUs. On the last day of such Exchange Offer period, the options surrendered for
[1]
All of the options held by Ms. Hyman are exercisable for shares of Class B common stock. All other options are exercisable for shares of Class A common stock. All options eligible for the Option Exchange will be exchanged for RSUs representing the right to receive shares of our Class A common stock.

[2]	Amounts include Ms. Hyman, Ms. Salinas, and Mr. Steinberg, as well as the Company’s other executive officers.
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exchange will be canceled, and replacement RSUs will be granted to participating eligible participants. All such replacement RSUs will be granted under, and subject to the terms of, the 2021 Plan and a form of RSU award agreement thereunder. Any fractional RSUs will be rounded down to the nearest whole share on a grant-by-grant basis.
This proxy statement does not constitute an offer to exchange or the solicitation of an offer to exchange the eligible options. Prior to commencement of the Option Exchange, we will file the offer to exchange with the Securities and Exchange Commission (“SEC”) as part of a tender offer statement on Schedule TO. Eligible participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov.
Eligible Participants
If implemented, the Option Exchange will be open to all eligible participants who hold stock options, including our executive officers and members of our Board. Our Compensation Committee and Board have decided to allow our executive officers and directors to participate in the proposed Option Exchange because it is critical to the success of our business to align our executive officers’ and directors’ interests with those of our stockholders. Stockholders should understand that our executive officers and directors may be considered to have an interest in the approval of the Option Exchange because they may participate. Nonetheless, the Board believes it is important to provide meaningful and appropriate incentives to attract, motivate, and retain our executive officers and directors through the Option Exchange.
In addition, our Board or our Compensation Committee may determine that it would be more appropriate and better serve the interests of our Company and our stockholders, while remaining consistent with the goals of our compensation programs and the retention and incentivization purposes of the Option Exchange, to address through other means the issues presented by options held by eligible participants located in certain foreign jurisdictions (including Ireland), and in such case, individuals in those foreign jurisdictions would not be eligible to participate in the Option Exchange.
An option holder who tenders his or her options for exchange in the Exchange Offer must continue to provide services to the Company through the last day of the Exchange Offer period in order to be deemed to be an eligible participant and receive the replacement RSUs. If an option holder is no longer providing services to us for any reason on the last day of the Exchange Offer, such person’s options will automatically be deemed withdrawn and ineligible to participate in the Option Exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions. A vote by an eligible participant in favor of this proposal at the Special Meeting does not constitute an election to participate in the Option Exchange. The Exchange Offer described above will be provided if and when the Option Exchange Program is initiated; any eligible participants can elect to participate with respect to his or her respective options only after that time.
Election to Participate
Participation in the Option Exchange will be voluntary and eligible participants may make an election to surrender stock options in exchange for replacement RSUs.
Other Terms and Conditions of the Replacement RSUs
Other than the terms discussed above, replacement RSUs will have terms and conditions with other RSU awards made pursuant to our 2021 Plan.
Option Exchange under Transition Agreement
In the interest of facilitating a smooth transition of the role of Chief Financial Officer and in light of her significant contributions to our Company, we have agreed with Scarlett O’Sullivan, pursuant to the terms of a Transition Agreement dated April 11, 2023, that she will be eligible to participate in the Option Exchange so long as she continues to provide consulting services to us. Only Ms. Sullivan’s options that are vested as of the commencement of the Exchange Offer will be eligible for the Option Exchange program and any RSUs received as part of the Option Exchange will be fully vested upon issuance.
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U.S. Federal Income Tax Consequences
The Option Exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating eligible participants should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement RSUs which are unvested as of the issuance date. The tax consequences of the Option Exchange in Ireland will depend on applicable Irish tax rules and regulations but will be fully disclosed to eligible participants based at our Galway office subject to the tax laws of Ireland as part of the offer to exchange options.
Accounting Impact
Under ASC Topic 718, the exchange of the stock options under the Option Exchange is treated as a modification of the terms or conditions of the existing stock options. Accordingly, we will recognize the unamortized compensation cost of the surrendered stock options, as well as the incremental compensation cost, if any, associated with the replacement RSUs granted in the options exchange over the service period of the replacement RSUs.
The incremental compensation cost will be measured as the excess of the fair value of each replacement RSU granted to an employee over the fair value of the stock option surrendered in exchange, measured immediately prior to the cancellation. The amount of incremental compensation expense we will recognize will depend on a number of factors, including the participation in the Option Exchange, Exchange Ratio and fair values of the replacement RSUs and surrendered stock options. In the event that any of the replacement RSUs are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement RSUs will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.
The same Exchange Ratio will be applied to all option grants and will generally be designed to result in a fair value, for accounting purposes, of the replacement RSUs that will be less than or equal to the fair value of the stock options (based on valuation assumptions made shortly before the Option Exchange commences). The Exchange Ratio, which we anticipate to be in the range of between 1.6 and 2.4 to 1.0, will be established shortly before the conclusion of the Option Exchange based on the weighted average fair value of all stock options (calculated using the Black-Scholes model in compliance with ASC Topic 718). We expect to recognize minimal incremental compensation expense as a result of the Option Exchange over the life of the replacement RSUs.
Potential Modification to Terms to Comply with Governmental Requirements
The terms of the Option Exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible participants, including eligible participants who are located outside of the U.S., where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to eligible participants in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Option Exchange for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.
Benefits of the Option Exchange to Eligible Participants
Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict who will participate, how many options eligible participants will elect to exchange, or the number of replacement RSUs that we may grant. However, we believe that for eligible participants who participate, the Option Exchange will help us to retain and incentivize such persons.
Effect on Stockholders
The Option Exchange was designed to provide renewed incentives and motivate employees and directors to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new RSUs, stock
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options or other awards. We are unable to predict the precise impact of the Option Exchange on our stockholders because we cannot predict which, or how many, eligible participants will elect to participate in the Option Exchange, and which or how many eligible options such eligible participants will elect to exchange.
Vote Required
Approval of the Option Exchange requires the affirmative vote of a majority of the votes cast (excluding abstentions and broker non-votes) on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ONE-TIME STOCK OPTION EXCHANGE DESCRIBED ABOVE.
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Proposal No. 2
Approval of an Adjournment
of the Special Meeting
The Board believes that, if the number of votes cast in favor of the Option Exchange proposal is insufficient to approve such proposal, it is in the best interests of the stockholders to enable the Company to continue to seek to obtain a sufficient number of additional votes to approve the Option Exchange proposal.
In this Proposal 2, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Option Exchange proposal.
Approval of the adjournment of the Special Meeting requires the affirmative vote of a majority of votes cast (excluding abstentions and broker non-votes) on this proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.
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Director Compensation
The following table discloses compensation received by our non-employee directors during fiscal year 2022:
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Tim Bixby	30,000	52,391	82,391
Jennifer Fleiss	22,000	52,391	74,391
Scott Friend	30,750	52,391	83,141
Melanie Harris	25,000	52,391	77,391
Beth Kaplan	31,500	52,391	83,891
Dan Nova	28,250	52,391	80.641
Gwyneth Paltrow	22,000	52,391	74,391
Carley Roney	22,000	52,391	74,391
Dan Rosensweig[2]	27,250	52,391	79.641
Mike Roth	23,250	52,391	75,641
(1)
The value disclosed is the aggregate grant date fair value of 12,489 restricted stock units (“RSUs”) granted to each non-employee directors, computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. Such restricted stock units were subject to a service-based vesting condition. Assumptions used in the calculation of the grant date fair value are set forth in Note 13—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022.

(2)
Mr. Rosensweig resigned from the Board effective April 1, 2023 and currently serves as an advisor to the Board. Mr. Rosensweig does not receive any additional compensation from us for his role as an advisor, though his outstanding equity awards will continue to vest in accordance with their terms.

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The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of January 31, 2023, the aggregate number of restricted stock unit awards and option awards (vested and unvested) held by each such non-employee director as of such date.
Director	RSUs (#)(1)	Stock Options (#)
Tim Bixby	82,596	—
Jennifer Fleiss	69,799	—
Scott Friend	14,758	—
Melanie Harris	69,799	—
Beth Kaplan	69,799	55,167
Dan Nova	14,758	—
Gwyneth Paltrow	69,799	—
Carley Roney	35,216	—
Dan Rosensweig (former director)	14,758	9,334
Mike Roth	69,799	—
Non-Employee Director Compensation
In October 2021, we adopted a formal non-employee director compensation program upon the completion of our IPO. Pursuant to this program, each non-employee director receives a mixture of equity and cash compensation.
Equity Compensation
Under our director compensation program, each year, on the date of our Annual Meeting of Stockholders, each incumbent non-employee director will receive an RSU award with a value at the time of grant equal to approximately $165,000 (calculated based on the average per share closing price of our Class A common stock over the most recent 30 trading days as of and including the date of grant). In 2022, this award was reduced by 50%, resulting in an annual award of 12,489 RSUs. In 2023, the Board has determined that each eligible director shall receive 29,516 RSUs following the 2023 Annual Meeting of Stockholders. These awards vest in full on the earlier of (i) the next occurring Annual Meeting of our stockholders or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date.
Upon a change in control, all outstanding equity awards granted under the program will vest in full.
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Cash Compensation
Each non-employee director is eligible to receive an annual cash retainer of $40,000 that will be paid quarterly in arrears. Non-employee directors may elect to receive all or a portion of their annual cash retainer in equity.
Non-employee directors also were entitled to receive the following cash compensation for their Board leadership and committee service:
Board Leadership
Lead Independent Director: $15,000
Committee Service
	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$13,000	$6,500
Nominating & ESG Committee Member	$8,000	$4,000
In July 2022, the Board determined that in light of the directors’ existing equity holdings and in order to preserve the company’s equity reserves, it was appropriate to temporarily amend the director compensation program for the remainder of fiscal 2022 by: reducing the amount of cash fees and RSUs granted under the program by 50%, providing that the annual RSU award to be granted on the date of the 2022 Annual Meeting of Stockholders would be determined using a price of $5.59 rather than the 30 day trailing average trading price and revoking any elections made by non-employee directors to receive RSUs in lieu of cash. For fiscal year 2023, the Board has reinstated the program’s original cash fees for Board and Committee Chair services; eliminated cash fees for Committee service; and determined that each eligible director shall receive 29,516 RSUs as an annual award on the date of the 2023 Annual Meeting of Stockholders.
Beginning in fiscal year 2023, Mr. Friend and Mr. Nova have agreed to waive their cash and equity director compensation fees under this program.
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Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2022, which ended on January 31, 2023, our “named executive officers” and their positions were as follows:
•	Jennifer Y. Hyman, Co-Founder, Chief Executive Officer, and Chair;
•	Anushka Salinas, President and Chief Operating Officer, and
•	Larry Steinberg, Chief Technology Officer.
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended January 31, 2023 and January 31, 2022.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jennifer Hyman Co-founder, Chief Executive Officer, and Chair	2022	650,000	—	3,766,083	—	821,438	16,493	5,254,014
	2021	616,477	—	1,170,275	4,209,546	818,014	71,583	6,885,895
Anushka Salinas President and Chief Operating Officer	2022	600,000	—	2,101,071	—	303,300	17,963	3,022,334
	2021	600,000	—	1,170,275	1,630,366	157,312	14,518	3,572,471
Larry Steinberg Chief Technology Officer	2022	485,417	—	2,879,714	—	169,781	16,097	3,551,009
(1)	Amounts reflect the actual base salaries paid to each named executive officer. For additional information, see “Base Salaries” below.
(2)
Amounts reflect the full grant-date fair value of restricted stock units, or RSUs, and stock options granted during fiscal years 2022 and 2021 to each of our named executive officers, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The valuation assumptions used in the calculation of such amounts for fiscal year 2022 are expected to be set forth in Note 14—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.

(3)	Amounts reflect the annual incentive bonuses earned by each named executive officer with respect to each applicable fiscal year.
(4)
For fiscal year 2022, the amount for Ms. Hyman reflects: (i) $4,293 for a free Rent the Runway monthly subscription and Reserve rentals; $11,600 in matching contributions made by us on behalf of Ms. Hyman to her 401(k) plan account; and $600 in long-term disability insurance premiums paid by us on behalf of Ms. Hyman. For fiscal year 2022, the amount for Ms. Salinas reflects: $5,763 for a free Rent the Runway monthly subscription; $11,600 in matching contributions made by us on behalf of Ms. Salinas to her 401(k) plan account; and $600 in long-term disability insurance premiums paid by us on behalf of Ms. Salinas. For fiscal year 2022, the amount for Mr. Steinberg reflects: $3,897 for a free Rent the Runway monthly subscription for his spouse; $11,600 in matching contributions made by us on behalf of Mr. Steinberg to his 401(k) plan account; and $600 in long-term disability insurance premiums paid by us on behalf of Mr. Steinberg.

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Elements of Our Executive Compensation Program
For the fiscal year ended January 31, 2023, the compensation for our named executive officers generally consisted of a base salary, annual cash incentive bonuses, and long-term equity incentive compensation in the form of restricted stock units. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.
Below is a more detailed summary of our executive compensation program as it relates to our named executive officers.
Base Salaries
Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
Ms. Hyman’s base salary is $650,000, Ms. Salinas’ base salary is $600,000, and Mr. Steinberg’s base salary is $500,000 (which was increased from $475,000 in September 2022). The actual salaries paid to each named executive officer are set forth in the “Summary Compensation Table” above, in the column titled “Salary.”
Annual Cash Incentive Bonus Compensation
Under our fiscal year 2022 bonus program, our Compensation Committee determined that each of our named executive officers would be eligible to receive a cash performance bonus with the following payout opportunities: Ms. Hyman had a target opportunity of 100% of her base salary and a maximum opportunity of 175% of her base salary; Ms. Salinas had a target opportunity of 40% of her base salary and a maximum opportunity of 175% of target; and Mr. Steinberg had a target opportunity of 30% of his base salary and a maximum opportunity of 175% of target.
For 2022, bonus payouts for Ms. Hyman and Ms. Salinas were based upon the satisfaction of company-wide net revenue, free cash flow, and Adjusted EBITDA goals1. Mr. Steinberg’s bonus was based 50% upon the satisfaction of company-wide net revenue, free cash flow, and Adjusted EBITDA goals and 50% upon the satisfaction of certain individual goals. The actual bonus payouts were 126.4% of target for Ms. Hyman and Ms. Salinas based on the level of achievement of the company-wide performance metrics as determined by our Compensation Committee and the actual bonus payout was 113.2% of target for Mr. Steinberg based on the level of achievement of the company-wide performance metrics and individual performance goals as determined by our Compensation Committee. The actual bonus amounts paid to each named executive officer for fiscal year 2022 are set forth in the “Summary Compensation Table” above, in the column titled “Non-Equity Incentive Plan Compensation.”
Pursuant to our fiscal year 2023 bonus program, our Compensation Committee determined that each of our named executive officers will be eligible to receive a cash performance bonus based on the achievement of certain company-wide performance metrics as follows (which were unchanged from their fiscal year 2022 bonus program opportunities): Ms. Hyman has a target opportunity of 100% of her base salary; and Ms. Salinas has a target opportunity of 40% of her base salary, and Mr. Steinberg has a target opportunity of 30% of his base salary. Mr. Steinberg’s fiscal year 2023 bonus is based 50% on the achievement of certain company-wide metrics and 50% based on the achievement of certain individual goals. Actual payouts may range from 0% to 175% of target for each named executive officer.
Long-term Equity Incentive Compensation
Equity compensation is a key component of our executive compensation program and, in fiscal year 2022, equity compensation was provided in the form of RSUs. In March 2022, we granted 536,673 RSUs to Ms. Hyman, 402,504 RSUs to Ms. Salinas, and 268,336 for Mr. Steinberg as part of our annual grant cycle. These RSUs vest as
1 We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated rental product assets, certain non-recurring or one-time costs (see below footnotes to reconciliation table), restructuring charges, loss on asset impairment related to restructuring, income taxes, warrant liability revaluation gains / losses, debt extinguishment gains / losses, other income and expense, and other gains / losses. We define Free Cash Flow as net cash (used in) provided by operating activities less net cash (used in) provided by investing activities.
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to 50% in March 2023 and 50% in March 2024, subject to the named executive officer’s continued service with us through the applicable vesting dates. In September 2022, we granted Mr. Steinberg an additional retention award of 300,000 RSUs, which vest as to 50% in September 2023 and 50% in September 2024, subject to his continued service with us through the applicable vesting dates. In January 2023, we granted Ms. Hyman 327,000 RSUs in light of the Compensation Committee’s review of Ms. Hyman’s incentive equity opportunities and external pay considerations, which vest as to 50% in December 2023 and 50% in December 2024, subject to her continued service with us through the applicable vesting dates.
Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions in the 401(k) plan up to a specified percentage of the employee’s contributions. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.
Employee Benefits and Perquisites. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•	medical, dental, and vision benefits;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	life and accidental death & dismemberment insurance.
No tax gross-ups. We generally do not provide tax gross-ups to our named executive officers.
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Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2023. Ms. Hyman holds equity awards with respect to shares of our Class A and Class B common stock and our other named executive officers hold equity awards with respect to shares of our Class A common stock. All equity awards in the table below vest into shares of our Class A common stock unless otherwise noted.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jennifer Y. Hyman	04/01/2020	—	—	—	—	64,657(1)(10)	277,379
	10/29/2021	—	—	—	—	38,161(3)(10)	163,711
	03/15/2022	—	—	—	—	536,673(4)	2,302,327
	01/3/2023	—	—	—	—	327,000(4)	1,402,830
	01/16/2014	191,812(5)	—	2.38	01/15/2024	—	—
	05/24/2016	53,421(6)	—	7.02	05/24/2026	—	—
	03/02/2017	395,218(7)	—	7.66	03/01/2027	—	—
	03/08/2018	280,606(7)	—	9.89	03/07/2028	—	—
	02/08/2019	504,030(7)	10,724	7.01	02/07/2029	—	—
	07/03/2019	528,155(5)	75,451	7.01	07/02/2029	—	—
	03/25/2021	466,400(5)	551,200	6.76	03/24/2031	—	—
Anushka Salinas	04/01/2020	—	—	—	—	37,816(1)	163,231
	10/29/2021	—	—	—	—	38,161(3)	163,711
	03/15/2022	—	—	—	—	402,504(4)	1,726,742
	03/02/2017	160,000(5)	—	7.66	03/01/2027	—	—
	03/08/2018	20,000(5)	—	9.89	03/07/2028	—	—
	01/14/2019	19,583(5)	417	7.01	01/13/2029	—	—
	07/03/2019	175,000(5)	25,000	7.01	07/02/2029	—	—
	03/25/2021	180,354(5)	213,146	6.76	03/24/2031	—	—
Larry Steinberg	07/27/2020	—	—	—	—	43,058(8)	184,719
	03/15/2022	—	—	—	—	268,336(4)	1,151,161
	09/15/2022	—	—	—	—	300,000(9)	1,287,000
	03/25/2021	108,808(5)	128,592	6.76	3/24/2031	—	—
(1)
These RSUs vest based on the satisfaction of both service-based and liquidity-based vesting conditions. The service-based vesting period for these RSU awards is scheduled over four years in ratable installments on each quarterly anniversary of February 1, 2020, in each case subject to continued service. The liquidity-based vesting condition was deemed satisfied in connection with our IPO and the RSUs that had met the service-based vesting condition settled into shares of common stock on March 15, 2022.

(2)	Amounts are calculated by multiplying the number of shares shown in the table by $4.29, the closing stock price of our Class A common stock on January 31, 2023.
(3)
Represents RSUs that vest as to 25% of the RSUs on the grant date and in ratable quarterly installments thereafter as of the first day of each fiscal quarter such that the award will be fully vested on approximately the fourth anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

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(4)
Represents RSUs that vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(5)
The option vests or vested as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to ratable installments on each monthly anniversary thereafter such that the option was or will be fully vested on the fourth anniversary of the vesting commencement date, subject to the executive’s continued service with us through the applicable vesting dates. The vesting commencement dates for the applicable option grants are as follows: Ms. Hyman’s 01/16/2014 grant – 01/01/2014; Ms. Hyman’s 07/03/2019 grant – 07/03/2019; Ms. Hyman’s 03/25/2021 grant – 03/01/2021; Ms. Salinas’ 03/02/2017 grant – 02/27/2017; Ms. Salinas’ 03/08/2018 grant –2/27/2018; Ms. Salinas’ 01/14/2019 grant – 02/27/2019; Ms. Salinas’ 07/03/2019 grant – 07/03/2019; and Ms. Salinas’ 03/25/2021 grant – 03/01/2021; Mr. Steinberg’s 03/25/2021 grant – 03/01/2021.

(6)	The option vests as to 2.0833% of the shares subject to the option on each monthly anniversary of January 31, 2016 such that the option became fully vested on January 31, 2020.
(7)
The option vests as to 2.0833% of the shares subject to the option on each monthly anniversary of the vesting commencement date such that the option will be fully vested on the fourth anniversary of the vesting commencement date, subject to the executive’s continued service with us. The vesting commencement dates for the applicable option grants are as follows: Ms. Hyman’s 03/02/2017 grant – 01/29/2017; Ms. Hyman’s 03/08/2018 grant – 02/01/2018; and Ms. Hyman’s 02/08/2019 grant – 02/01/2019.

(8)
Represents RSUs that vest as to 25% of the RSUs on the first anniversary of the grant date and in ratable quarterly installments thereafter as of the first day of each fiscal quarter such that the award will be fully vested on approximately the fourth anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(9)
Represents RSUs that vest 50% on the first anniversary of the grant date and in ratable quarterly installments thereafter on the quarterly anniversary of the grant date such that the award will be fully vested on approximately the second anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(10)	These RSUs settle into shares of Class B common stock upon vesting.
Executive Compensation Arrangements
Below are written descriptions of our employment arrangements with each of our named executive officers. Each of our named executive officers’ employment is “at will” and may be terminated at any time.
Jennifer Y. Hyman
In connection with our IPO, we entered into an employment agreement, or the CEO Agreement, with Ms. Hyman, which provides for her continued employment with us as Co-Founder and Chief Executive Officer. The CEO Agreement provides for a three-year initial term of employment with successive one-year automatic extensions of the term, provided that either party does not provide prior written notice of non-extension of the term. Notwithstanding the foregoing, if Ms. Hyman voluntarily agrees to transition into the role of Executive Chair of our Board of Directors or an officer position other than Chief Executive Officer, she will be entitled to receive compensation and other benefits at the same levels as described below through the end of the fiscal year in which such transition occurs, following which the Compensation Committee may determine whether to amend the CEO Agreement or enter into a new Executive Chair Agreement with Ms. Hyman.
Pursuant to the CEO Agreement, Ms. Hyman is entitled to an initial annual base salary of $650,000. With respect to fiscal year 2022, Ms. Hyman’s target annual bonus was 100% of her base salary, with a minimum opportunity of 0% and maximum opportunity of 150% of her annual base salary. In addition, pursuant to the CEO Agreement, Ms. Hyman is eligible to receive data security consulting benefits, including an assessment of Ms. Hyman’s personal security considerations in connection with her position with us (following which the Compensation Committee will determine any reasonable security enhancements to be adopted after its review of such assessment). In May 2022, the CEO Agreement was amended to provide that, with respect to fiscal year 2022 and thereafter, Ms. Hyman is eligible to receive an annual performance-based cash bonus with a target bonus opportunity of 100% of her base salary.
The CEO Agreement also provides that any outstanding equity awards held by Ms. Hyman would accelerate and vest in full upon the occurrence of a “change of control” (as defined in the CEO Agreement); provided, that, to the extent any such equity awards were assumed or substituted by an acquirer or successor, such awards would accelerate and vest upon the earlier of (x) the time provided for in the applicable award agreement or the equity plan, (y) the one-year anniversary of such change of control, subject to Ms. Hyman’s continued employment through such date, and (z) the date of Ms. Hyman’s termination of employment by the Company without “cause,” by Ms. Hyman for “good reason,” or due to Ms. Hyman’s death or “disability” (each as defined in the CEO Agreement).
Pursuant to the CEO Agreement, if Ms. Hyman’s employment is terminated by us without “cause” or by Ms. Hyman for “good reason” (each as defined in the CEO Agreement), whether outside or within the 24-month period
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following a change of control, then, subject to her timely execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants, she will be entitled to, in addition to accrued amounts: (i) a cash amount equal to two times the sum of (x) her then-current annual base salary and (y) the greater of (1) the bonus that Ms. Hyman would have earned had she remained employed for the full year in which termination occurs, based on actual achievement and (2) her target annual bonus for the fiscal year in which the date of termination occurs; (ii) continued group health coverage for a period of up to 18 months following termination, and (iii) an extended post-termination option exercise period in accordance with the terms of the CEO Agreement. Ms. Hyman will continue to receive the same severance benefits in the event of a termination due to death or disability. Additionally, in the event a termination of employment other than for a termination for cause or a resignation that is not for good reason occurs prior to or upon the change of control, the vesting of Ms. Hyman’s outstanding equity awards will accelerate in full.
The restrictive covenants described above will continue to apply under the CEO Agreement. The CEO Agreement also provides for a Section 280G “best net” cutback.
Anushka Salinas
On January 20, 2017, we entered into an offer letter with Ms. Salinas to employ her as our General Manager of Subscription, though she currently serves as our President and Chief Operating Officer, or the COO Offer Letter. The COO Offer Letter provided for an initial annual base salary of $400,000, which base salary was subsequently increased to $600,000. The COO Offer Letter also provided for Ms. Salinas’ initial stock option grant as well as for additional stock option grants Ms. Salinas would be eligible to receive in 2018 and 2019 in the event she achieved certain goals.
In addition to the COO Offer Letter, Ms. Salinas entered into the Company’s Invention and Non-Disclosure Agreement as well as Non-Competition and Non-Solicitation Agreement in connection with her employment, which provides that she will be subject to 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as perpetual non-disparagement covenants.
Larry Steinberg
On June 26, 2022, we entered into an offer letter with Mr. Steinberg to employ him as our Chief Technology Officer, or the CTO Offer Letter. The CTO Offer Letter provided for an initial annual base salary of $475,000, which was subsequently increased to $500,000 in September 2022. The CTO Offer Letter also provided for Mr. Steinberg’s initial RSU grants.
In addition to the CTO Offer Letter, Mr. Steinberg entered into the Company’s Invention and Non-Disclosure Agreement as well as Non-Competition and Non-Solicitation Agreement in connection with his employment, which provides that he will be subject to 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as perpetual non-disparagement covenants.
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Executive Severance Plan
We have adopted an Executive Severance Plan, or the Severance Plan, pursuant to which senior employees (including our named executive officers other than Ms. Hyman) are eligible to participate. The Severance Plan provides for the payment of certain severance and other benefits to participants according to their position in the event of a qualifying termination of employment with us.
Under the Severance Plan, in the event of a termination of Ms. Salinas’ employment by us without “cause” (as defined in her offer letter) or by Ms. Salinas for “good reason” (as defined in the Severance Plan), she will be eligible to receive the following benefits:
•	a cash payment equal to 1.25x her then-current base salary as she has been employed with us for more than five years, payable in installments over a period of time equal to her severance multiple;
•
a lump-sum cash payment equal to the cash bonus with respect to the fiscal year in which her termination of employment occurs, based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives, prorated for the number of days Ms. Salinas was employed during that fiscal year; and

•	company-paid COBRA premium payments for up to 15 months.
In the event of a termination of Ms. Salinas’ employment by us without “cause” or by Ms. Salinas for “good reason” during the period beginning three months before and ending on the 12-month anniversary of a “change in control” (as defined in the Severance Plan), she will be eligible to receive the following benefits:
•	a lump sum cash payment equal to 1.25x of her then-current annual base salary;
•
a lump sum cash payment equal to 1.25x the greater of (1) the bonus that she would have earned had she remained employed for the full year in which termination occurs, based on actual achievement and (2) her target annual bonus for the fiscal year in which the date of termination occurs;

•	company-paid COBRA premium payments for up to 15 months; and
•
accelerated vesting of all equity awards which vest based solely on continued service with us or the passage of time, with awards that vest based on the achievement of performance objectives or conditions eligible to vest based on the applicable award agreement.

Under the Severance Plan, in the event of a termination of Mr. Steinberg’s employment by us without “cause” as (defined in the Severance Plan) or by him for “good reason” (as defined in the Severance Plan), he will be eligible to receive the following benefits:
•
a cash payment equal to 0.5x Mr. Steinberg’s then-current base salary because he has been employed with us for less than five years, payable in installments over a period of years or partial years equal to his severance multiple;

•
a lump-sum cash payment equal to the cash bonus with respect to the fiscal year in which such named executive officer’s termination of employment occurs, based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives, prorated for the number of days the named executive officer was employed during that fiscal year; and

•	company-paid COBRA premium payments for up to 6 months.
In the event of a termination of Mr. Steinberg’s employment by us without “cause” or by him for “good reason” during the period beginning three months before and ending on the 12-month anniversary of a “change in control” (as defined in the Severance Plan), he will be eligible to receive the following benefits:
•	a lump sum cash payment equal to 1.0x Mr. Steinberg’s then-current annual base salary;
•
a lump sum cash payment equal to 1.0x the greater of (1) the bonus that he would have earned had he remained employed for the full year in which termination occurs, based on actual achievement and (2) his target annual bonus for the fiscal year in which the date of termination occurs;

•	company-paid COBRA premium payments for up to 12 months; and
•
accelerated vesting of all equity awards which vest based solely on his continued service with us or the passage of time, with awards that vest based on the achievement of performance objectives or conditions eligible to vest based on the applicable award agreement.

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In the event that Ms. Salinas or Mr. Steinberg provides at least three months’ advance notice of their intent to resign without good reason, such named executive officer will be entitled to an additional fiscal quarter of acceleration of the named executive officer’s outstanding equity awards subject to the passage of time.
Any named executive officer’s right to receive the severance payments and benefits described above is subject to their delivery and, as applicable, non-revocation of a general release of claims in our favor, and her continued compliance with any applicable restrictive covenants.
In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the named executive officer.
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Equity Compensation Plan Information
The following table provides information as of January 31, 2023, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities(1)	Weighted Average Exercise Price of Outstanding Options($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders(4)	14,036,768	7.33	8,095,260
Equity compensation plans not approved by security holders	—	—	—
Totals	14,036,768		8,095,260
(1)
Includes shares subject to outstanding awards granted, of which 5,003,630 shares of Class A common stock are subject to outstanding options, 3,057,017 shares of Class B common stock are subject to options, 5,855,105 shares of Class A common stock are subject to outstanding RSUs, and 121,016 shares of Class B common stock are subject to outstanding RSUs.

(2)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)
Consists of shares available for future issuance under the 2021 Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”). As of January 31, 2023, 7,224,952 shares of Class A common stock and 0 shares of Class B common stock were available for issuance under the 2021 Plan, and 870,308 shares of Class A common stock were available for issuance under the ESPP. There was no ESPP purchase period in effect as of January 31, 2023 and as a result there were no rights to purchase shares under the ESPP outstanding as of January 31, 2023.

Our 2021 Plan and ESPP each contain an “evergreen” provision, which allows for an annual increase in the number of shares of Class A common stock available for issuance under the respective plan on the first day of each year commencing on January 1, 2022 and ending on and including January 1, 2031. The number of shares under the 2021 Plan shall be increased by 5% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board. The number of shares under the ESPP shall be increased by 1% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board.

No further shares are available for issuance under the 2009 or 2019 Plans.
(4)	Consists of the 2021 Plan, ESPP, 2009 Plan, and 2019 Plan.
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Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of April 10, 2023, for:
•	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.
Applicable percentage ownership is based on 63,390,727 shares of Class A common stock and 3,078,421 shares of Class B common stock outstanding on April 10, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock or Class B common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 10, 2023 and shares of RSUs that are vested or will become vested within 60 days of April 10, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of all listed stockholders is 10 Jay Street, Brooklyn, New York 11201.
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	Shares Beneficially Owned
	Class A(1)		Class B(1)		Total(1)
	Shares	%	Shares	%
Named Executive Officers and Directors:
Jennifer Hyman(2)	154,369	*	3,793,456	67.4%	5.6%
Anushka Salinas(3)	944,136	*		—	1.5%
Larry Steinberg(4)	386,125	*		—	*
Tim Bixby(5)	43,158	*		—	*
Jennifer Fleiss(6)	—	—	626,281	20.3%	1.0%
Scott Friend(7)	—	—		—	—
Melanie Harris(8)	24,080	*		—	*
Beth Kaplan(9)	595,698	*		—	*
Dan Nova(10)	—	—		—	—
Gwyneth Paltrow(11)	27,520	*		—	*
Carley Roney(12)	74,770	*		—	*
Mike Roth(13)	112,558	*		—	*
All current executive officers, directors, and director nominees, as a group, 18 persons(14)	4,727,670	7.0%	4,419,737	78.6%	12.6%

Over 5% Stockholders
Entities affiliated with Bain Capital Ventures(15)	8,176,418	12.9%		—	12.9%
Entities affiliated with Highland Capital(16)	5,104,393	8.1%		—	8.1%
Entities affiliated with Divisar Capital Management, LLC(17)	4,096,103	6.5%		—	6.5%
Entities affiliated with Technology Crossover Ventures(18)	3,949,669	6.2%		—	6.2%
Ares Corporate Opportunities Fund V, L.P.(19)	3,387,678	5.3%		—	5.3%
*Represents beneficial ownership of less than 1%.
(1)
Calculated as % of Class A or Class B common stock as of April 10, 2023 plus any shares of Class A or Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable and RSUs that will vest within 60 days of April 10, 2023.

(2)
Includes: (i) 154,369 shares of Class A common stock held by Ms. Hyman; (ii) 1,122,545 shares of Class B common stock held by Ms. Hyman; (iii) 123,108 shares of Class B common stock held by Ms. Hyman’s spouse; (iv) 16,112 RSUs relating to Class B common stock that will vest within 60 days of April 10, 2023; and (v) 2,531,691 shares of Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2023.

(3)
Consists of: (i) 340,946 shares of Class A common stock held by Ms. Salinas; (ii) 592,447 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2023; and (iii) 10,743 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023.

(4)
Consists of: (i) 256,329 shares of Class A common stock held by Mr. Steinberg; (ii) 123,645 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2023; and (iii) 6,151 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023.

(5)	Consists of: (i) 38,919 shares of Class A common stock held by Mr. Bixby and (ii) 4,239 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023.
(6)	Consists of: 626,281 shares of Class B common stock held by Ms. Fleiss.
(7)
Does not include the shares of Class A common stock held by the Bain Capital Ventures Entities. Mr. Friend is a Managing Director of BCVI. As a result, by virtue of the relationships described in footnote (15), Mr. Friend may be deemed to share beneficial ownership of such securities held by the Bain Capital Ventures Entities. The address of Mr. Friend is c/o Bain Capital Ventures, 200 Clarendon Street, Boston, MA 02116.

(8)	Consists of: (i) 20,640 shares of Class A common stock held by Ms. Harris and (ii) 3,440 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023.
(9)
Consists of: (i) 528,062 shares of Class A common stock held by Ms. Kaplan; (ii) 12,469 shares of Class A common stock held by SK Limited Partnership over which Ms. Kaplan may be deemed to have voting and dispositive power; and (iii) 55,167 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2023.

31

(10)
Does not include the shares of Class A common stock held by the Highland Capital Entities. Mr. Nova is General Partner at Highland Capital Partners. As a result, by virtue of the relationships described in footnote (16), Mr. Nova may be deemed to share beneficial ownership of such securities held by the Highland Capital Entities. The address of Mr. Nova is c/o Highland Capital Partners, One Broadway, 16th Floor, Cambridge, MA 02142.

(11)	Consists of: (i) 24,080 shares of Class A common stock held by Ms. Paltrow and (ii) 3,440 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023.
(12)	Consists of: (i) 69,770 shares of Class A common stock held by Ms. Roney and (ii) 5,000 shares of Class A common stock held by Ms. Roney’s spouse.
(13)	Consists of: (i) 109,119 shares of Class A common stock held by Mr. Roth and (ii) 3,439 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023.
(14)
Consists of: (i) 2,558,524 shares of Class A common stock; (ii) 2,091,955 shares of Class A common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2032; (iii) 77,191 RSUs relating to Class A common stock that will vest within 60 days of April 10, 2023; (iv) 1,245,653 shares of Class B common stock; and (v) 2,531,691 shares of Class B common stock underlying options to purchase common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2023.

(15)
Based on a Schedule 13G filed with the SEC on February 14, 2022. Consists of (i) 7,644,627 shares of Class A common stock over which Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”) has shared voting and dispositive power; (ii) 466,750 shares of Class A common stock over which BCIP Venture Associates (“BCIP Venture”) has shared voting and dispositive power; and (iii) 65,041 shares of Class A common stock over which BCIP Venture Associates-B (“BCIP Venture-B”, and together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”) has shared voting and dispositive power. Bain Capital Venture Investors, LLC (“BCVI”) is the general partner of BCV Fund 2009. Boylston Coinvestors, LLC, a Delaware limited liability company (“Boylston”), is the managing partner of each of BCIP Venture and BCIP Venture-B. The governance, investment strategy, and decision-making process with respect to the investments held by the reporting persons is directed by the Executive Committee of BCVI, which consists of Enrique Salem and Ajay Agarwal. By virtue of the relationships described herein, each of BCVI and Mr. Salem and Mr. Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Ventures Entities. The principal business address for each of the foregoing is 200 Clarendon Street, Boston, MA 02116.

(16)
Based on a Schedule 13G filed with the SEC on February 10, 2022 filed by Highland Capital Partners VIII Limited Partnership (“Highland VIII”), Highland Capital Partners VIII-B Limited Partnership (“Highland VIII-B”), Highland Capital Partners VIII-C Limited Partnership (“Highland VIII-C”), Highland Management Partners VIII Limited Partnership (“HMP VIII LP”), Highland Management Partners VIII Limited (“HMP VIII Ltd”), Highland Leaders Fund I, L.P. (“HLF I”), Highland Leaders Fund I GP, L.P. (“HLF I GP LP”), and Highland Leaders Fund I GP, LLC (“HLF I GP LLC” and together with Highland VIII, Highland VIII-B, Highland VIII-C, HMP VIII LP, HMP VIII Ltd, HLF I, and HLF I GP LP, the “Highland Capital Entities”) and Daniel Nova. Consists of (i) 3,088,560 shares of Class A common stock over which Highland VIII has shared voting and dispositive power; (ii) 47,885 shares of Class A common stock over which VIII-B has shared voting and dispositive power; (iii) 1,119,970 shares of Class A common stock over which Highland VIII-C has shared voting and dispositive power; and (iv) 847,978 shares of Class A common stock over which HLF I has shared voting and dispositive power. HMP VIII Ltd is the sole general partner of HMP VIII LP, which is the sole general partner of each of Highland VIII, Highland VIII-B, and Highland VIII-C. Each of HMP VIII Ltd and HMP VIII LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a member of the Company’s Board of Directors), Paul Maeder, and Corey Mulloy are the directors of HMP VIII Ltd and may be deemed to share voting, investment, and dispositive power with respect to these securities. HLF I GP LLC is the sole general partner of HLF I GP LP, which is the sole general partner of HLF I. Each of HLF I GP LLC and HLF I GP LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a member of the Company’s Board of Directors), Paul Maeder, Corey Mulloy, and Craig Driscoll are the managing members of HLF I GP LLC and may be deemed to share voting, investment, and dispositive power with respect to these securities. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address for each of the foregoing in this paragraph is One Broadway, 14th Floor, Cambridge, MA 02142.

(17)
Based on a Schedule 13G/A filed with the SEC on February 14, 2023. Consists of (i) 4,096,103 shares of Class A common stock over which Steven Baughman has shared voting and dispositive power; (ii) 4,096,103 shares of Class A common stock over which Divisar Capital Management LLC has shared voting and dispositive power, and (iii) 3,814,464 shares of Class A common stock over which Divisar Partners QP, L.P. has shared voting and dispositive power. Divisar Capital Management, LLC, which serves as the general partner and investment manager to each of Divisar Partners QP, L.P. and Divisar Partners, L.P. (collectively, the “Divisar Funds”), may be deemed to be the beneficial owner of all shares of Class A common stock held by the Divisar Funds. Mr. Baughman, as the Chief Executive Officer of Divisar Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of Class A common stock held by the Divisar Funds. Each of the Divisar Funds expressly disclaims beneficial ownership over any of the securities. The address of each of the foregoing is 275 Sacramento Street, 8th Floor, San Francisco, CA 94111.

(18)
Based on a Schedule 13G filed with the SEC on February 8, 2022. Technology Crossover Management VIII, Ltd. (“Management VIII”) has sole voting and dispositive power over 3,949,669 shares of Class A common stock; Technology Crossover Management VIII, L.P. (“TCM VIII”) has sole voting and dispositive power over 3,749,123 shares of Class A common stock; TCV VIII, L.P. (“TCV VIII”) has sole voting and dispositive power with respect to 2,815,128 shares of Class A common stock; TCV VIII (A), L.P. (“TCV VIII (A)”) has sole voting and dispositive power with respect to 759,152 shares of Class A common stock; TCV VIII (B), L.P. (“TCV VIII (B)”) has sole voting and dispositive power with respect to 174,843 shares of Class A common stock; and TCV Member Fund, L.P. (“Member Fund”) has sole voting and dispositive power with respect to 200,546 shares of Class A common stock. Management VIII, as the ultimate general partner of the TCV Entities, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV Entities and have the sole power to direct the vote of such shares of Class A common stock. TCM VIII, as the direct general partner of TCV VIII, TCV VIII (A), and TCV VIII (B) (collectively, the “TCV VIII Funds”), may also be deemed to have sole power to dispose or direct the disposition of the shares of Class A common stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of Class A common stock. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The address of each of the foregoing is c/o TCV, 250 Middlefield Road, Menlo Park, CA 94025.

(19)
Based on a Schedule 13G filed with the SEC on February 14, 2022. Each of Ares Corporate Opportunities Fund V, L.P. (“ACOF V”); ACOF Investment Management LLC (“ACOF Investment Management”); Ares Management LLC; Ares Management Holdings L.P. (“Ares Management Holdings”); Ares Holdco LLC (“Ares Holdco”); Ares Management Corporation (“Ares Management”); Ares Management GP LLC (“Ares Management GP”); Ares Voting LLC (“Ares Voting”); and Ares Partners Holdco LLC (“Ares Partners”) has shared voting and dispositive power with respect to 3,387,678 shares of Class A common stock. The shares are held of record by ACOF V. The manager of ACOF V is ACOF Investment Management and the sole member of ACOF Investment Management is Ares Management LLC. The sole

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member of Ares Management LLC is Ares Management Holdings and the general partner of Ares Management Holdings is Ares Holdco. The sole member of Ares Holdco is Ares Management. Ares Management GP is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this Schedule 13G, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler, and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members. The address of each of the foregoing is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
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Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 were required to submit the proposal in writing to our Secretary at Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, by no later than January 24, 2023 and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2023 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Amended Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s Annual Meeting of Stockholders. That means that to be timely, a notice must be received no later than April 14, 2023 nor earlier than March 15, 2023 (assuming the meeting is held not more than 30 days before or more than 60 days after July 13, 2023). The notice must comply with the requirements set forth in our Amended Bylaws.
In addition to satisfying the foregoing requirements under the Amended Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 15, 2023.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Compensation Committee Interlocks and Insider Participation
Beth Kaplan, Scott Friend, Dan Nova, Mike Roth and Dan Rosensweig served on our Compensation Committee during fiscal year 2022. None of these individuals is currently, or has been within the past three years, one of our officers or an employee. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Other Business
We do not know of any other business that may be presented at the Special Meeting. If any other matters are properly presented at the Special Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.
Incorporation by Reference
We hereby incorporate by reference the following items into this Proxy Statement: Items 7, 7A, 8 and 9 of Part II of our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, which is expected to be filed with the SEC on or before April 17, 2023. Representatives of our auditors for the current year and the most recently completed fiscal year, PricewaterhouseCoopers LLP, will be present at our Special Meeting to respond to appropriate questions and to make a statement if they so desire.
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Our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the SEC’s website, http://www.sec.gov, or on our website, investors.renttherunway.com. Copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may also be obtained for free by emailing investors@renttherunway.com. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.
No other information on our website is incorporated by reference in or considered to be a part of this Proxy Statement.
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SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/06/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RENT2023SM**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/06/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. Approval of a one-time stock option exchange for eligible participants.	☐	☐	☐
2. Approval of an adjournment to the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000608370_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com

RENT THE RUNWAY, INC.
Special Meeting of Stockholders
June 7, 2023 9:00 AM
This proxy is solicited by the Board of Directors

By signing this proxy card, you appoint Jennifer Hyman and Cara Schembri individually as proxies, each with the power to appoint her substitute, and authorize them to represent and vote the shares of Rent the Runway, Inc. that you are entitled to vote at the Special Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/RENT2023SM, at 9:00 a.m. Eastern Time on June 7, 2023, and at any continuation, adjournment or postponement of the meeting, as designated on the reverse side of this card. In their discretion, the proxies are authorized to vote on any matter that the Board of Directors did not know would be presented at the Special Meeting by a reasonable time before the proxy solicitation was made and on such other business as may properly come before the Special Meeting or at any continuation, adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000608370_2 R1.0.0.6

Continued and to be signed on reverse side